PROSPECTUS SUPPLEMENT (To prospectus dated January 26, 2001)	Filed Pursuant to Rule 424(b)(5) Registration Statement No. 333-53108

UP TO 1,000,000 SHARES OF COMMON STOCK

AND WARRANTS TO PURCHASE UP TO 230,000 SHARES OF COMMON STOCK

OF

NEOTHERAPEUTICS, INC.

         This prospectus supplement relates to an offering by us on a “best efforts” basis of up to 1,000,000 shares of our common stock at a purchase price of $2.00 per share, and warrants to purchase up to 230,000 shares of our common stock at an exercise price of $3.00 per share, to certain individual and institutional investors for aggregate proceeds of approximately $2,000,000. In connection with this offering, we will pay fees or commissions and/or issue warrants to one or more placement agents and/or finders. See “Plan of Distribution” on page S-4 for more information regarding these potential arrangements.

         You should read this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, carefully before you invest. Such documents contain information you should consider when making your investment decision. The information included in the registration statement on Form S-3, as amended (No. 333-53108) filed with the Securities and Exchange Commission on January 2, 2001, is hereby incorporated by reference into this prospectus supplement.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol “NEOT.” On November 14, 2002, the last sale price of our common stock on the Nasdaq SmallCap Market was $2.10 per share. As of November 15, 2002, we had 1,615,094 shares of our common stock outstanding.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT AS WELL AS ON PAGE 19 OF OUR ANNUAL REPORT ON FORM 10-K AND ON PAGE 30 OF OUR QUARTERLY REPORT ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 2002 AND NOVEMBER 13, 2002, RESPECTIVELY, AS WELL AS THE RISK FACTORS IN THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 18, 2002.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that is also part of this document. We have not authorized anyone to provide information different from that contained or incorporated in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated in this prospectus supplement and the accompanying prospectus is accurate only as of the date of such information, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

ABOUT NEOTHERAPEUTICS

      We were a development stage pharmaceutical company from inception through the second quarter ended June 30, 2002. Beginning in the third quarter ended September 30, 2002, we are no longer a development stage enterprise in that we have commenced our planned principal operations of (1) in-licensing of oncology drug candidates and the further development of and strategic alliances for these drug candidates and (2) the discovery of neurology drugs and out-licensing these drug candidates to strategic partners and have generated revenue from these operations.

      Our functional genomics business has been engaged in discovering gene functions and validating novel molecular targets for innovative drug development. On July 19, 2002, we adopted a formal plan to discontinue the operations of our functional genomics business. However, as part of a change in management and reassessment of the Company’s strategy in August 2002, we altered our plans to discontinue the operations and changed the focus of the business to out-licensing the genomics technology and the administration of two Pfizer collaboration agreements. We have eliminated all further functional genomics research operations.

       We conduct our pharmaceutical activities as NeoTherapeutics and NeoOncoRx, and our functional genomics activities as NeoGene Technologies. Unless otherwise specified or required by context, references in this prospectus supplement to “we,” “us,” “our” and “NeoTherapeutics” refer to NeoTherapeutics, Inc. and its subsidiaries on a consolidated basis.

       We have incurred losses in every year of our existence and expect to continue to incur significant operating losses for the next several years. We have never generated revenues from product sales and there is no assurance that revenue from product sales will ever be achieved. There is no assurance that any of our proposed products will ever be successfully developed, receive and maintain required governmental regulatory approvals, become commercially viable or achieve market acceptance.

       The pharmaceutical marketplace in which we operate is highly competitive, and includes many large, well-established companies pursuing treatments for the applications we are pursuing. See “Risk Factors” below.

       This prospectus supplement relates to an offering by us on a “best efforts” basis of up to 1,000,000 shares of our common stock at a purchase price of $2.00 per share, and warrants to purchase up to 230,000 shares of our common stock at an exercise price of $3.00 per share, to certain individual and institutional investors for aggregate proceeds of approximately $2,000,000. In connection with this offering, we will pay fees or commissions and/or issue warrants to one or more placement agents and/or finders. See “Plan of Distribution” on page S-4 for more information regarding these potential arrangements.

       We were incorporated in Colorado in December 1987 and reincorporated in Delaware in June 1997. Our executive offices are located at 157 Technology Drive, Irvine, California 92618. Our telephone number is (949) 788-6700. Our web site address is www.neotherapeutics.com. Information contained in our web site does not constitute part of this prospectus supplement.

RECENT DEVELOPMENTS

       Our Board of Directors has authorized the issuance of up to 853,000 shares of our common stock to a number of other parties to settle outstanding debts owed to those parties. We are in discussions to settle up to $1,500,000 of outstanding debt through the issuance of these shares of our common stock at a price of $1.76 per share, and the shares will be issued without registration under the Securities Act of 1933, as amended. In connection with the settlements, we expect to grant registration rights to the parties that will require us to file a registration statement with the SEC in order to permit the parties to resell the shares of common stock to the public. There can be no assurance that we will be successful in settling all or any portion of these debts or that we will issue any or all of these shares.

RISK FACTORS

       Your investment in our common stock involves a high degree of risk. You should consider the risks and other matters described under the heading “Risk Factors” beginning on page 19 of our Annual Report on Form 10-K and on page 30 of our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on April 2, 2002 and November 13, 2002, respectively, and the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, carefully before deciding to invest in our common stock. If any of the risks and other matters discussed in these documents actually occurs, our business, prospects, financial condition and operating results would be significantly harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

FORWARD-LOOKING STATEMENTS

       This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in “Risk Factors” in our Annual Report and Quarterly Report referenced above, those in the accompanying prospectus and those in the documents incorporated by reference herein and therein.

       We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent that we are required to do so by law or regulations. We also may make additional disclosures in our Annual Report on Form 10-K, our definitive proxy statement filed in connection with our Annual Meeting of Stockholders, our Quarterly Reports on Form 10-Q and our Current Reports

on Form 8-K that we may file from time to time with the Securities and Exchange Commission. Please also note that we provide a cautionary discussion of risks and uncertainties under the section entitled “Risk Factors” in our Annual Report on Form 10-K and in our Quarterly Report on Form 10-Q. These are factors that we think could cause our actual results to differ materially from expected or forecasted results. Other factors besides those listed in the documents referenced above could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

       If we were to sell 1,000,000 shares of our common stock pursuant to this offering, the net proceeds to us from this offering, before deducting the estimated finder fees and our estimated offering expenses, will be approximately $2,000,000 based upon the public offering price of $2.00 per share. Any placement agent or finder associated with this offering would be working solely on a “best efforts” basis and therefore, we may not sell the entire amount of shares of our common stock offered pursuant to this prospectus. We plan to use the net proceeds we raise for general corporate purposes, including:

*   Working capital
*   Capital expenditures
*   Research and development
*   General and administrative expenses

       Net proceeds from the sale of the offered securities initially may be temporarily invested in short-term interest-bearing securities.

DILUTION

       The net tangible book value of our common stock on September 30, 2002 was $2,081,409, or approximately $1.31 per share. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. Without taking into account any other changes in net tangible book value after September 30, 2002, other than to give effect to the sale of 1,000,000 shares of common stock offered by us at a price of $2.00 per share and after deducting the estimated finders fees and estimated offering expenses payable by us, our net tangible book value would have been $3,997,409, or approximately $1.54 per share. This represents an immediate accretion in net tangible book value of approximately $0.23 per share to existing stockholders and an immediate dilution in net tangible book value of $0.46 per share to new investors.

Offering price per share		$2.00
Net tangible book value per share as of September 30, 2002	$1.31
Increase per share attributable to new investors	0.23

As adjusted net tangible book value per share after the offering		1.54

Decrease in net tangible book value per share to new investors		$0.46

       This table excludes shares of common stock issuable upon exercise of options, warrants and other rights, and the effect of shares of common stock issued since September 30, 2002.

PLAN OF DISTRIBUTION

       Our common stock is traded on the Nasdaq SmallCap Market under the symbol “NEOT.”

       This prospectus supplement relates to an offering by us on a “best efforts” basis of up to 1,000,000 shares of our common stock at a purchase price of $2.00 per share, and warrants to purchase up to 230,000 shares of our common stock at an exercise price of $3.00 per share, to certain individual and institutional investors for aggregate proceeds of approximately $2,000,000. In connection with this offering, we will pay fees or commissions and/or issue warrants to one or more placement agents and/or finders. Any placement agent or finder associated with this offering would likely be working solely on a “best efforts” basis and therefore, we may not sell the entire amount of shares of our common stock offered pursuant to this prospectus.

       Any placement agent, finder, broker or dealer that participates in the distribution (collectively, “Distribution Participants”), may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act, and any commissions received by the Distribution Participants and any profit realized on the resale of the securities sold by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters they would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Distribution Participants. Under these rules and regulations, Distribution Participants:

  may not engage in any stabilization activity in connection with our securities; and

  may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until such Distribution Participant has completed its participation in the distribution.

       On July 17, 2002, we entered into a letter agreement with Rodman & Renshaw, Inc. (“Rodman”) pursuant to which Rodman shall act as a non-exclusive placement agent for purchasers of our securities pursuant to our existing shelf registration statement, file no. 333-53108. Pursuant to the agreement, we shall pay Rodman at each closing a cash fee equal to 6% of all cash proceeds received by us from investors introduced to us by Rodman.

       We may or may not use additional placement agents or finders in connection with this offering. If we do use additional placement agents or finders, we will be required to pay them a negotiated fee or commission which might include warrants. In addition, we may agree to indemnify them against certain liabilities arising from any transaction in which they act as placement agents or finders.

       We have also agreed to indemnify Rodman against certain liabilities, including liabilities under the Securities Act, or to contribute to payments Rodman may be required to make in respect of such liabilities.

       In addition, we estimate that our share of the total expenses of this offering, excluding the finder fees and expense reimbursements, will be approximately $5,000.

DESCRIPTION OF COMMON STOCK

       The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Charter and Bylaws, copies of which are on file with the Commission. See “Where You Can Find More Information.”

       We have authority to issue 50,000,000 shares of common stock, $.001 par value per share. As of November 15, 2002, we had 1,615,094 shares of common stock outstanding, held of record by approximately 375 stockholders.

Terms

       Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their shares alone. Our board of directors is divided into three classes, with the term of each class expiring every third year at the annual meeting of stockholders. The number of directors is distributed equally between the three classes. Subject to the preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of our common stock are entitled to receive ratably such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of NeoTherapeutics, and subject to the rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of our common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. Our common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of our common stock are fully paid and nonassessable. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, if any.

Stockholder Rights Plan

       On December 13, 2000, we adopted a Stockholder Rights Plan pursuant to which we have distributed rights to purchase units of our capital Series B Junior Participating Preferred Stock. The rights become exercisable upon the earlier of ten days after a person or group of affiliated or associated persons has acquired 20% or more of the outstanding shares of our common stock or ten business days after a tender offer has commenced that would result in a person or group beneficially owning 20% or more of our outstanding common stock. The description and terms of the rights are set forth in a Rights Agreement between us and U.S. Stock Transfer Corporation, as rights agent, filed with the Securities and Exchange Commission on December 26, 2000, as Exhibit 4.1 to our Form 8-A.

Certain Provisions of Delaware Law and of the Company’s Charter and Bylaws

       The following paragraphs summarize certain provisions of the Delaware General Corporation Law and the Company’s Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to the Company’s Charter and Bylaws, copies of which are on file with the Commission. See “Where You Can Find More Information.”

       Our Certificate of Incorporation and Bylaws contain provisions that, together with the ownership position of the officers, directors and their affiliates, could discourage potential takeover attempts and make it more difficult for stockholders to change management, which could adversely affect the market place of our common stock.

       Our Certificate of Incorporation limits the personal liability of our directors to NeoTherapeutics and our stockholders to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. The inclusion of this provision in our Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care.

        Our Bylaws provide that special meetings of stockholders can be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. Stockholders are not permitted to call a special meeting and cannot require the Board of Directors to call a special meeting. There is no right of stockholders to act by written consent without a meeting, unless the consent is unanimous. Any vacancy on the Board of Directors resulting from death, resignation, removal or otherwise or newly created directorships may be filled only by vote of the majority of directors then in office, or by a sole remaining director. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, except for nominations made by or at the direction of the board of directors or a committee of the board. Our Bylaws also provide for a classified board. See “Terms” above.

       We are subject to the “business combination” statute of the DGCL, an anti-takeover law enacted in 1988. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder,” for a period of three years after the date of the transaction in which a person became an “interested stockholder,” unless:

  prior to such date the board of directors of the corporation approved either the “business combination” or the transaction which resulted in the stockholder becoming an “interested stockholder,”

  upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or at or subsequent to such time the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the “interested stockholder.”

       A “business combination” includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the “interested stockholders.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock. Although Section 203 permits us to elect not to be governed by its provisions, we have not made this election. As a result of the application of Section 203, potential acquirers of NeoTherapeutics may be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

Transfer Agent and Registrar

       The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.

DESCRIPTION OF WARRANTS

       As of November 15, 2002, we had warrants to purchase 149,017 shares of our common stock outstanding at a weighted average exercise price of $186.15 per share (other than options issued under our stock option plans and non-qualified options issued to our employees and consultants outside of our stock option plans).

       This prospectus supplement relates to the issuance of warrants to purchase up to 230,000 shares of our common stock and the issuance of the shares of common stock upon exercise of the warrants. The warrants will have an exercise price of $3.00 per share and are immediately exercisable. The warrants will expire if not exercised within five years of their date of issuance. The shares our common stock underlying the warrants, when issued upon exercise of the warrants, will be fully paid and nonassessable, and we will pay any transfer tax incurred as a result of the issuance of the underlying common stock except for any tax payable in respect of any transfer in a name other than the holders.

       The warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and the number of shares issuable. Such adjustments will occur in the event, among others, of a:

  merger,

  stock split or reverse stock split,

  stock dividend,

  sale or transfer of all or substantially all of assets,

  recapitalization, or

  distribution of assets (other than a liquidation).

       We are not required to issue fractional shares upon the exercise of the warrants. The holders of the warrants will not possess any rights as shareholders of NeoTherapeutics until such holders exercise the warrants.

       Each warrant may be exercised upon surrender of the warrant on or before the expiration date of the warrant at our offices with the Form of Election to Purchase attached to the warrant completed and executed as indicated, accompany by payment of the exercise price in immediately available funds, by certified or bank draft or by wire transfer to an account designated by us, for the number of shares with respect to which the warrant is being exercised. We will promptly deliver certificates representing the purchased shares to the registered holder of the warrant, registered in the name specified in the Form of Election to Purchase. The warrants do not contain provisions for cashless exercise and there is no minimum or maximum amount which may be exercised at any one time.

       The warrants may not be transferred or assigned without our prior written consent except in certain limited circumstances. We shall register the transfer or assignment of any portion of a warrant in the warrant register upon surrender of the warrant at our offices with the Form of Assignment attached to the warrant completed and executed as indicated. Upon any such transfer or assignment, a new warrant evidencing the portion transferred shall be issued to the transferee, and a new warrant evidencing the remaining portion not transferred shall be issued to the transferor. Each warrant is exchangeable, upon surrender of the warrant at our offices, for one or more new warrants, evidencing in the aggregate the right to purchase the number of shares of our common stock which may then be purchased pursuant to the warrant.

       For the life of the warrants, the holders of the warrants have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of the underlying common stock. The warrant holders may be expected to exercise the warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of our common stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which we obtain additional capital during the life of the warrants may be adversely affected.

       The warrants will not be listed on any exchange or quotation system. We will act as warrant agent under the warrants.

WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

       The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering is terminated:

  Our annual report on Form 10-K for the fiscal year ended December 31, 2001, filed on April 2, 2002;

  Our quarterly report on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002, filed on May 15, 2002, August 19, 2002, and November 13, 2002, respectively;

  Our current reports on Form 8-K filed on March 14, 2002, March 27, 2002, April 2, 2002, April 25, 2002, April 29, 2002, May 1, 2002, May 7, 2002 , June 3, 2002, June 7, 2002, June 19, 2002, July 12, 2002, August 23, 2002, September 6, 2002, and October 1, 2002;

  Our definitive proxy statement filed on April 30, 2002, pursuant to Section 14 of the Exchange Act in connection with our 2002 Annual Meeting of Stockholders, and our definitive proxy statements filed on July 12, 2002, August 9, 2002 and August 23, 2002 pursuant to Section 14 of the Exchange Act in connection with our 2002 Special Meeting of Stockholders;

  The description of our common stock contained in the Registration of Securities of Certain Successor Issuers filed pursuant to Section 12(g) of the Exchange Act on Form 8-B on June 27, 1997, including any amendment or reports filed for the purpose of updating such description; and

  The description of our Rights to Purchase Series B Junior Participating Preferred Stock contained in the Registration of Certain Classes of Securities filed pursuant to Section 12(g) of the Exchange Act on Form 8-A on December 26, 2000, including any amendment or reports filed for the purpose of updating such description.

       You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

NeoTherapeutics, Inc.
Attn: Investor Relations
157 Technology Drive
Irvine, California 92618
(949) 788-6700

       You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein. We have not authorized anyone else to provide you with different information. We will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any other supplement or in the documents incorporated by reference herein and therein is accurate on any date other than the date on the front of those documents.

       This prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein and therein, are part of a registration statement we filed with the SEC (Registration No. 333-53108). The registration statement and the documents incorporated by reference into it and this prospectus supplement and the accompanying prospectus contain more information about the shares sold by us pursuant to this prospectus supplement. Because information about contracts referred to in this prospectus supplement and the accompanying prospectus is not always complete, you should read the full contracts which are incorporated by reference in the registration statement, this prospectus supplement and the accompanying prospectus. You may read and copy the full registration statement and the documents incorporated by reference into it at the SEC’s public reference rooms or their web site.

       You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that is also part of this document. We have not authorized anyone to provide information different from that contained or incorporated in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated in this prospectus supplement and the accompanying prospectus is accurate only as of the date of such information, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

NEOTHERAPEUTICS, INC. UP TO 1,000,000 SHARES OF COMMON STOCK AND WARRANTS TO PURCHASE UP TO 230,000 SHARES OF COMMON STOCK PROSPECTUS SUPPLEMENT November 18, 2002

Page
ABOUT NEOTHERAPEUTICS	S-2
RECENT DEVELOPMENTS	S-3
RISK FACTORS	S-3
FORWARD-LOOKING STATEMENTS	S-3
USE OF PROCEEDS	S-4
DILUTION	S-4
PLAN OF DISTRIBUTION	S-4
DESCRIPTION OF COMMON STOCK	S-5
DESCRIPTION OF WARRANTS	S-7
WHERE YOU CAN FIND MORE INFORMATION	S-8